Exhibit 10.1

Summary of Base Salaries
for
Executive Officers of Park National Corporation

On January 18, 2024, the Compensation Committee of the Board of Directors of Park National Corporation (“Park”) approved the base salaries for the fiscal year ending December 31, 2024, for each of the executive officers of Park: (a) David L. Trautman, Chairman of the Board and Chief Executive Officer of each of Park and The Park National Bank, a subsidiary of Park (“PNB”); (b) Brady T. Burt, Chief Financial Officer, Secretary and Treasurer of Park and Senior Vice President and Chief Financial Officer of PNB; and (c) Matthew R. Miller, President of each of Park and PNB; Those base salaries are:

•David L. Trautman -- $750,000

•Brady T. Burt -- $400,000

•Matthew R. Miller -- $550,000